                                                                    EXHIBIT 99.1

                         CERTAIN INFORMATION REGARDING
                        THE ACQUISITION OF SUBSTANTIALLY
                         ALL OF THE ASSETS OF TENNESSEE
                          VALLEY STEEL CORPORATION BY
                            BAYOU STEEL CORPORATION

                                    SUMMARY


THE TRANSACTION

On February 24, 1995, Bayou Steel Corporation ("Bayou" or the "Company") received court approval to acquire the assets of Tennessee Valley Steel Corporation ("TVS"), a producer of reinforcing bar ("rebar") and bar shape steel products, which is currently idle after filing for Chapter 11 bankruptcy protection in November 1994. The period during which appeals may be taken from the court order approving the acquisition expired March 6, 1995. TVS's assets, which will be acquired by a newly created, wholly-owned subsidiary of Bayou, will allow Bayou to expand its operations and more fully utilize its existing assets while enhancing the Company's ability to offer its customers a wide product selection. Bayou will acquire the assets of TVS for approximately $30.5 million in cash, of which approximately $13.3 million consists of inventory, receivables and cash as of October 31, 1994.

BAYOU STEEL CORPORATION

Bayou is a leading producer of light structural steel products. The Company owns and operates a steel minimill located on the Mississippi River in La Place, LA, 35 miles northwest of New Orleans. The minimill, constructed at a cost of nearly $250 million in 1981. The Company produces a variety of light structural steel shapes, including angles, flats, channels, standard beams and wide flange beams. The shapes produced by the Company have a wide range of commercial and industrial applications, including the construction and maintenance of petrochemical plants, barges and light ships, railcars, trucks and trailers, rack systems, tunnel and mine support products, joists, sign and guardrail posts for highways, power and radio transmission towers, metal buildings, and bridges. The Company sells its products to over 600 customers, most of which are steel service centers, in 41 U.S. states, Canada, Mexico and overseas. Bayou services its customers via three inventory stocking warehouses in Chicago, Tulsa and Pittsburgh, which supplement its distribution operations in La Place. The Company also sells excess billets (which have not been rolled into shapes) on a worldwide basis to other steel producers for their own rolling or forging applications. In the fiscal year ended September 30, 1994, the Company sold 446,572 tons of shapes and 35,503 tons of billets making it one of the five largest producers of light structural steel products in the US.

Bayou's Class A Common Stock trades on the American Stock Exchange under the ticker symbol "BYX." Bayou's equity market capitalization was $54.8 million as of March 6, 1995.

TENNESSEE VALLEY STEEL CORPORATION

TVS, which is located in Harriman, TN, 37 miles west of Knoxville, produces rebar and bar shape products. The rolling mill at TVS has automated straightening, continuous cut-to-length, stacking and bundling equipment, which greatly improve the mill's efficiency in producing higher margin bar shape products. The rolling mill is capable of producing over 70 different sizes of bar shape and rebar products; however many of the new bar shape products have an inherently steep learning curve and require 12-18 months of experience to roll efficiently.

TVS commenced operations in 1990, producing steel billets for the domestic and international markets and was restructured in December 1992 following a $29 million investment by The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF"). TVS used those funds to renovate its idle facility by adding a rolling mill purchased from Armco in Kansas City. TVS finished the majority of this renovation in September 1993 and restarted operations. Concurrent with the start-up, MSLEF and other shareholders invested an additional $7 million of equity and raised $30 million of bank financing to fund start-up losses and the investment in working capital.

TVS's operating strategy was to begin producing simpler steel products, such as rebar, and to gradually increase the product mix to higher margin bar shape products. Many bar shapes require 12-18 months of preliminary rolling before they can be efficiently produced. TVS did not have the necessary funds to complete this process. Thus, inexperience in rolling these new products, coupled with the high cost structure of the melt shop's operations, led to negative operating returns. Additionally, TVS's capital structure did not allow for sufficient funding of a start-up operation. The financial strain caused management to rely on the moderate cashflow generated by the less profitable rebar products. Due to the high cost structure and insufficient liquidity, TVS filed a voluntary petition under Chapter 11 of the Bankruptcy Code on November 11, 1994, and discontinued operations shortly thereafter.

POST ACQUISITION OPERATING STRATEGY

Following the acquisition, the Company's operating strategy will be to expand its production by combining Bayou's additional low cost melting capacity with TVS's rolling mill. The Company does not intend to restart TVS's outdated melting operations for purposes of supplying billets to the rolling mill. Instead, the Company will supply TVS's rolling mill with billets from Bayou's idle second furnace in La Place, LA, where there is up to 400,000 tons of excess capacity. Billets will be shipped to the rolling mill in Tennessee, which is easily reachable by truck, rail and barge. The billets will then be converted into rebar and bar shapes. The products produced at the TVS facility will be marketed by Bayou's present sales force to complement the Company's current production of light structural shapes. Overall annual production of TVS is expected to reach to 250,000 tons by 1997.

Since many of TVS's selling, general and administrative ("SG&A") functions will be folded into Bayou, the incremental SG&A cost to Bayou on a consolidated basis should be considerably less than the costs of the former TVS. Additionally, as volume increases, SG&A cost per ton should decrease. By staffing TVS's operations in the same way as Bayou's operations, thereby reducing labor costs, and by increasing productivity, TVS's conversion cost should be competitive, reinforcing Bayou's position as a low cost producer.

TVS rolled 79% rebar and 21% bar shapes during its last 12 months of operating the mill. Bayou plans to emphasize the bar shape products. Management intends to roll up to 90% merchant bar shapes within 24 months. Bar shape products have historically had higher profit margins than rebar and the shapes to be produced at TVS will complement and enhance Bayou's existing range of light structural shapes. Additionally, Bayou intends to rationalize the product mix, producing only some of the 70 section sizes which the mill can produce so as to concentrate on higher margin, higher volume sizes.

The Company expects to spend approximately $6.0 million on various capital projects at TVS in the first 18 months of operations to reduce costs and increase productivity. Bayou plans to reduce the workforce at TVS from the nearly 300 who previously worked at the mill (including those employees who worked in the melt shop which will remain idle) to under 100 within a year of restarting operations. Bayou plans to add 40 employees to work on its second furnace in La Place to supply billets to TVS.

HISTORICAL FINANCIAL
SUMMARIES


Bayou Steel Corporation

                                                            FISCAL YEARS ENDED SEPTEMBER 30,
                                            -------------------------------------------------------------        TWELVE MONTHS
 ($ millions, unless otherwise indicated)       1990        1991              1992        1993       1994        ENDED 12/31/94
                                            --------    --------          --------    --------   --------        --------------
INCOME STATEMENT
 Sales                                      $  183.6    $  131.3/(1)/     $  119.8    $  136.0     $160.8           $  167.9
 Sales Growth                                  (12.2%)     (28.5%)            (8.8%)      13.6%      18.2%                NM

 EBITDA                                         11.8         7.4              11.4         6.5       17.0  /(2)/        21.6   /(2)/

 EBITDA Margin                                   6.4%        5.6%              9.6%        4.8%      10.6%              12.9%

 Total Interest Expense                          9.5         8.8               9.0         8.3        7.7                7.7
 Net Income                                      1.8        (4.6)             (1.4)       (6.7)       4.4  /(3)/         8.8   /(3)/


OPERATING DATA
 Cash                                           17.9        11.0              11.2         0.5        8.9                9.3
 Total Assets                                  162.4       148.7             149.4       138.3      156.1              161.0
 Capital Expenditures                           11.5         7.4               3.2         3.2        2.8                3.8
 Total Debt                                     67.4        62.4              62.1        54.8       76.1               76.0
 Total Equity                                   73.3        68.7              67.4        61.2       60.1               63.5

FINANCIAL RATIOS
 EBITDA/Total Interest Expense                   1.2x       0.8x               1.3x        0.8x       2.2x               2.8x
 Total Debt/EBITDA                               5.7x       8.4x               5.4x        8.4x       4.5x               3.5x
 Total Debt/Capitalization                      47.9%      47.6%              48.0%       47.2%      55.9%              54.4%



STEEL OPERATING DATA                            1990       1991               1992        1993       1994           Q1 1995    /(4)/
                                            --------    --------          --------    --------   --------        --------------
BILLETS
 Selling Price                              $    226    $    210          $    204    $    209   $    224                234
 Yield %                                        85.7%       87.1%             87.1%       88.0%      88.0%              87.8%
 Billet Tons Cast                            619,728     451,584           453,816     487,840    551,806            206,736
 Billet Tons/Scheduled Hour                     49.2        62.7              64.9        69.4       69.9               74.7

SHAPES
 Selling Price                              $    320    $    307          $    296    $    300   $    337                350
 Yield %                                        94.0%       94.4%             94.7%       94.1%      94.3%              94.6%
 Tons Rolled                                 409,080     387,108           400,152     404,646    495,654            184,952
 Tons/Scheduled Hour                            63.4        60.0              59.0        56.7       64.3               68.4

PRODUCTION DATA
 Total Employees                                 654         547               495         425        420                420
 Metal Margin                               $ 209.31    $ 206.04          $ 204.75    $ 196.82   $ 208.92             222.00

(1) In fiscal 1991 the Company discontinued the operation of one of its two electric furnaces and ceased the practice of exporting large quantities of billets. The Company believes its decision to stop producing large quantities of billets for export resulted in a decline in sales of approximately $40 million from the fiscal 1990 level.

(2) EBITDA is calculated as earnings before, interest, taxes, depreciation and amortization; EBITDA includes non-production strike expenses. Were EBITDA to be adjusted for such non-production strike expenses, the adjusted figures would be $17.9 million and $22.2 million for the fiscal year ended 9/30/94, and 12 months ended 12/31/94, respectively.

(3) Net income before extraordinary loss of $5.5 million related to the refinancing charges on long-term debt.

(4)  Year to date data covers the period from 10/1/94 through 12/31/94.



TENNESSEE VALLEY STEEL
                                  Twelve Months Ended 10/31/94
                          ---------------------------------------------
                          Production                Sales
                          ----------   --------------------------------
                            (tons)     (tons)   ($ in millions)  $/ton
                          ----------   -------  ---------------  -----
REBAR                     87,676       85,498    $23.6           $276
DOWEL BAR                 6,110        6,110     1.8             296
                          ----------   -------   --------------- -----
REBAR/DOWEL BAR           93,786       91,608    25.4            277
                          ----------   -------   --------------- -----
ROUNDS                    10,778       6,408     2.4             371
SQUARES                   5,184        2,909     1.1             373
FLATS                     4,129        2,142     0.8             372
ANGLES                    5,320        2,409     0.9             367
                          ----------   -------   --------------- -----
BAR SHAPES                25,411       13,868    5.2             371
                          ----------   -------   --------------- -----
TOTAL                     119,197      105,476   $30.6           $289
                          ==========   =======   =============== =====

                       TENNESSEE VALLEY STEEL CORPORATION

GENERAL

TVS, which is located in Harriman, TN, 37 miles west of Knoxville, produces rebar and bar shape products. The rolling mill at TVS is capable of producing over 70 different sizes of bar shape and rebar products; however many of the new bar shape products have an inherently steep learning curve and require 12-18 months of experience to roll efficiently. The rolling mill has automated straightening, continuous cut-to-length, stacking and bundling equipment, which greatly improves the mill's efficiency in producing the higher margin bar shape products.

TVS commenced operations in 1990, producing steel billets for the domestic and international markets and was restructured in December 1992 following a $29 million investment by MSLEF. TVS used those funds to renovate the idle facility by adding a rolling mill purchased from Armco in Kansas City and refurbishing it. TVS finished the majority of this renovation of the rolling mill by September 1993 and recommenced operations. Concurrent with the start-up, MSLEF and other shareholders invested an additional $7 million of equity and raised $30 million of bank financing in order to fund start-up losses and the investment in working capital. In June 1994, operations were hindered due to the start-up and installation of continuous cut-to-length equipment.

TVS's operating strategy was to begin producing simpler steel products, such as rebar, with lower profit margins and to gradually increase the product mix to higher margin bar shape products. Many bar shapes may require 12-18 months of preliminary rolling before they can be efficiently produced. TVS did not have the necessary funds to complete this process. Thus, inexperience in rolling these new products, coupled with the high cost structure of the melt shop's operations, led to negative operating returns. Additionally, TVS's capital structure did not allow for sufficient funding of a start-up operation. The financial strain caused management to rely on the moderate cashflow generated by the less profitable rebar products, which did not generate enough profit to justify the investment made in the mill. Due to the high cost structure and insufficient liquidity, TVS filed a voluntary petition under Chapter 11 of the Bankruptcy Code on November 11, 1994, and discontinued operations shortly thereafter.

Following the acquisition, the Company's operating strategy will be to increase its production by combining Bayou's additional low cost melting capacity with TVS's rolling mill. The Company does not intend to restart TVS's outdated melting operations. Instead, the Company will supply TVS's rolling mill with billets from Bayou's idle second furnace in La Place, LA, where there is up to 400,000 tons of excess capacity. Billets will be shipped to the rolling mill in Tennessee, which is easily reachable by truck, rail and barge. The billets will then be converted into rebar and bar shapes. These smaller size shapes will initially be marketed by Bayou's sales force in certain distribution areas to complement the Company's current production of light structural shapes. Overall annual production of TVS is expected to reach 250,000 tons by 1997.

Since many of TVS's selling, general and administrative ("SG&A") functions will be folded into Bayou, the incremental SG&A cost should be considerably less than the costs of the former TVS. Additionally, as volume increases, SG&A cost per ton should decrease. By staffing TVS's operations in the same way as Bayou's operations, and by increasing productivity, TVS's conversion cost should be competitive, reinforcing Bayou's position as a low cost producer.

TVS rolled 79% rebar and 21% bar shapes during its 12 months of operations. Bayou plans to emphasize the bar shape products. Management intends to roll up to 90% bar shapes within 24 months. Bar shape products have historically had higher profit margins than rebar and the shapes to be produced at TVS will complement and enhance Bayou's existing range of light structural shapes. Additionally, Bayou intends to rationalize the product mix, producing a subset of the 70 section sizes which the mill is capable of producing in order to concentrate on higher margin, higher volume sizes.

The Company expects to spend approximately $6.0 million on various capital projects at TVS in the first 18 months of operations to reduce costs and increase productivity. Bayou plans to reduce the workforce at TVS from the nearly 300 who previously worked at the mill (including those employees who worked in the melt shop which will remain idle) to under 100 within a year of restarting operations. Bayou plans to add 40 employees to operate its second furnace in La Place to supply billets to TVS.

The production at TVS will enable Bayou to expand its product line to include bar mill steel products (i.e., bar shapes and rebar). While many of TVS's niche products have low sales volumes and in aggregate and according to present planning will not constitute more than 15% of the Company's business, they may provide Bayou with the opportunity to sell its other products along with them. This is due to the nature of delivery of steel mill products. Customers purchase steel products in truckloads, which, for economic reasons, should be as full as possible. Thus, a customer who calls to place a small order for a niche product will want to fill the truckload, which he can do by purchasing other products from Bayou. A wider variety of products means the Company is more likely to be able to ship full loads, especially during industry downturns where minimum inventory is of concern.

MANUFACTURING PROCESS AND FACILITIES

TVS's facility is located on 198 acres in Harriman, TN, 37 miles west of Knoxville. The site consists of 175,000 square feet of steel mill buildings, including two electric arc furnaces, a ladle furnace, a three-strand 26 foot radius Koppers continuous casting machine installed in 1976 and an in-line 16 stand bar rolling mill. The rolling mill equipment was refurbished with technologically advanced systems in 1993 and 1994.

Bayou does not intend to restart TVS's melt shop. The 1960s-era technology of TVS's furnaces would need to be completely rebuilt to be competitive. Bayou will use the idle second furnace at La Place, where there is currently 400,000 tons of excess capacity, to produce billets for TVS, thereby spreading the fixed costs of billet production over a larger volume and reducing unit cost. TVS billet requirements in excess of Bayou's capacity will be purchased in the open market. Bayou plans to bring the TVS rolling mill to full operations over a 15-week period. Over the next 18-24 months, Bayou will complete the learning curve by rolling products that TVS never rolled or rolled infrequently.

The original facility, completed in 1967, operated under the name Tennessee Forging Steel Company ("TFSC"), a manufacturer of angles, rounds, and flats.
The facility was closed from 1982 to 1987, when Noah Liff and Albert Baisley, two successful scrap dealers, purchased the facility and began its refurbishment under the name TVS. Melting operations commenced in May 1989 with the start-up of an electric arc furnace. By the end of 1989, four operating crews were working and production achieved an annual run rate of 120,000 tons. At that time, the facility had no rolling mill operations. A second furnace was put into operation in September 1990; however, the plant was being run mainly to train employees, in anticipation of expanding the facility by adding a rolling mill. The decline in the market for billets in 1990 caused TVS to operate unprofitably and the withdrawal of a bank financing commitment led the owners to seek other means of financing.

Following the investment by MSLEF in December 1992, TVS recommenced the renovation work it had begun in 1987. The majority of this project was completed by September 1993 and consisted of the following:

.  Installation of a 16 stand rolling mill;

.  Installation of a reheat furnace;

.  Construction of a computer controlled mill line; and

. Installation of automated straightening, continuous cut-to-length stacking and bundling equipment.

Management believes that Bayou can convert billets into bar shapes and rebar at TVS for less than the $40 per ton which is competitive in the industry. While TVS operated the entire steel mill with nearly 300 workers, the rolling mill operations alone are expected to be staffed by Bayou with less than 100 employees, and productivity is expected at approximately 0.8 man-hours per ton upon reaching capacity. Additionally, Bayou plans to increase production operating rates in two steps: i) the first step involves relatively minor improvements to the existing equipment, increasing volume to 250,000 tons; ii) the second step is a major upgrade of the reheat furnace and rolling mill for approximately $10 million, allowing production to increase to nearly 400,000 tons, thereby decreasing the overall cost per ton by approximately $3. Prior to its shut-down, TVS had run 51% of the 70 products which the mill is capable of rolling.

In its production process, TVS will use steel billets which will be received by rail or barge and then stored in a billet yard. The billets will be reheated in a pusher reheat furnace with recuperative burners before being rolled. Once the billets are heated to approximately 2200 degrees F, they will be rolled through up to 16 mill stands which form the billets into the dimensions and sizes of the finished products. The heated finished shapes are then placed on a cooling bed, then straightened and cut into the appropriate customer lengths. The shapes are then bundled into approximately 2 1/2 to 5-ton stacks and placed in a warehouse where they are subsequently shipped to customers directly via truck or rail.

     ROLLING MILL. Prior to 1993, the rolling mill was comprised of two cross-country rolling mills. This equipment was removed to provide space for the in-line rolling mill. The mill was designed for the efficient flow of material through the mill, minimal downtime when changing product sizes, and minimal handling for storing and shipping finished product.

The rolling mill has initial capacity of 250,000 tons per year. The mill is located in a building 900 feet long with two adjacent buildings for mill stand make-up, a roll shop, and an area for storing and shipping finished products. The rolling mill has been designed to provide broad product flexibility and to operate efficiently.

A billet bay is available for unloading, storing and charging billets into the rolling mill. There are two cranes in the billet bay to unload billets and also place billets on the reheat furnace automatic charge table.

The reheat furnace has a capacity of approximately 250,000 tons per year. The reheat furnace is equipped with computer controls and a recuperator to maximize fuel consumption. Designed by Pittsburgh Industrial Furnace Company, this pusher-type furnace can accommodate billets 26 foot long. The standard billet used by the mill is 130mm square, 26 foot long, weighing 2,200 pounds. A peel bar, controlled from the mill pulpit, pushes the hot billet out of the furnace, and the billet is completely descaled by high pressure water pumps prior to entering the mill stands. Descaling ensures high quality surface conditions on the finished product. The rolling mill includes a six-stand horizontal-vertical rougher and up to 10 intermediate and finishing stands, three mill shears and loopers and conveyors.

Rougher stands #1 through #6 were supplied by SIMAC and are powered by four 400 HP motors with the first two stands using 22 inch rolls and the next four stands using 18 1/2 inch rolls. The horizontal-vertical configuration provides rolling reliability and product quality by minimizing the formation of laps in the steel bar. A flying crop shear located after the roughing stands is used to take a nose crop of the bar prior to entering the intermediate and finishing stands.

Intermediate stands #7 and #8 are 16 inch Morgan stands with Morgoil bearings, each powered by 500 HP motors. These stands and all of the other intermediate and finishing stands have hydraulic stand positioning for pass alignment to maintain the fixed pass line. Stands #9 through #16 are 12 inch Morgan stands with Morgoil bearings. Stands #10, #14 and #16 are powered by 800 HP, 1250 HP and 1000 HP motors, respectively. All other stands are powered by 500 HP motors. New loopers manufactured by Danieli are located between stands #9 through #16 to eliminate any tension or compression in the bar, which will enhance mill reliability and close tolerance of finished product dimensions. To minimize delays for size changes, the mill has 10 spare mill stands and the Danieli loopers serve as conveyors when they are not used as loopers.

A General Electric computer control system is used to control the operation of the mill. A 15,000 KVA transformer and seven 4150 distribution transformers provide power for the mill. Proper loops are maintained in the loopers automatically by Cascade Speed Control. Stands not controlled by loopers utilize front-end tension control by the current comparison method. All mill and furnace controls are located in the master mill pulpit which is centrally located on the mill floor. The computer control graphic CRT display is used to set up the mill, monitor the mill, monitor electrical and mechanical faults and print pertinent mill data.

Product from the mill runs on to a 220 foot long by 35 foot wide cooling bed built by Riise Engineering. Bars can exit the cooling bed in one of two directions. The first of which is through a continuous cut to length line which includes in-line straightening, shearing, bundling and tying equipment. The rolling mill at TVS has automated straightening, continuous cut-to-length, stacking and bundling equipment, which greatly improves the mill's efficiency in producing the higher margin bar shape products. This equipment allows automated straightening and bundling of small merchant bar shapes to meet increasingly exacting customer specifications. The second direction bars can exit the cooling bed is at the opposite end of the continuous cut to length line. The bars run to a bar shear and gauging table to be cut to customer length. The cut product is then tied and transferred to the next bay. With this equipment, rebar, rounds, squares, angles, channels and flats can be rolled.

PRODUCTS

Several of the products TVS plans to manufacture cannot be obtained from steel mills in TVS's marketplace and must be obtained from U.S. mills in other markets further away or imported from Canada. Examples of these merchant products include 3/4 inch and 1 inch angles, rounds over 1 1/2 inches in diameter, 1 1/4 inch and 1 1/2 inch squares. In addition, few mills provide the full range of product sizes that the combined company will produce together.

TVS rolled 76% rebar and 24% bar shapes during its 14 months of operations. Bayou plans to emphasize the bar shapes. Management intends to roll up to 90% merchant bar shapes within 24 months. Bar shape margins are historically considerably higher than those of rebar. Initially, Bayou will manufacture a product mix of approximately 55% merchant bar shape products, including equal leg angles, channels, flats, rounds and squares. The remaining 45% of the production will be rebar and dowel bar. Additionally, Bayou intends to drop some of the 70 section sizes which the mill can run so as to concentrate on higher margin, higher volume sizes. The initial product mix reflects the fact that all rebar products have been rolled while the bar shape products were only recently introduced into the production cycle. Bayou will continue to opportunistically produce rebar. Bayou will have the necessary flexibility to produce varying amounts of each product based on economic and market trends.

     EXTENSION OF EXISTING PRODUCT LINE. As illustrated below, the TVS product line compliments Bayou's current offerings:


                               SIZE RANGE (IN INCHES)
                               ----------------------
PROFILE                           TVS        BAYOU
- -----------------------------  ----------  ----------
Equal Angles                        3/4-2         3-6
Flats                                 1-3         4-8
Channels                              1-3         3-8
Squares                             1/2-1         N/A
Rounds                              1/2-2         N/A
Unequal Angles                        N/A         4-7
Rebar                           3/8-1 3/8         N/A
Standard Beams                        N/A         3-6
Wide Flange Beams                     N/A         4-6

The products manufactured by TVS have a wide range of commercial and industrial applications. Outlined below are the various uses of the products which will be manufactured by Bayou and TVS:

     PRODUCT                             USES
     -------                             ----

Equal Angles       Service centers, barge builders, midsize fabrication, rack manufacturing, conveyor manufacturing, metal buildings, joist manufacturing, small manufacturing

Unequal Angles     Service centers, barge builders

Flats Service centers, barge builders, midsize fabrication, metal buildings, construction, ornamental, cold finish, small manufacturing

Channels Service centers, barge builders, midsize fabrication, guardrail manufacturing, rack manufacturing, metal buildings, construction, ornamental, cold finish, small manufacturing

Rounds Service centers, midsize fabrication, guardrail manufacturing, joist manufacturing, ornamental, cold finish, small manufacturing

Squares Service centers, midsize fabrication, ornamental, cold finish, small manufacturing

Rebar              Service centers, rebar fabrication, construction

Dowel Bar          Service centers, construction

Standard I-Beam    Service centers, midsize fabrication, guardrail
                   manufacturing, rack manufacturing, conveyor manufacturing, construction, small manufacturing

Wide Flange Beams  Service centers, midsize fabrication, guardrail manufacturing, metal buildings, construction, small manufacturing

     MERCHANT BAR SHAPES. TVS will initially produce approximately 55% merchant bar shape products (including angles, flats, channels, rounds, squares that are collectively referred to as bar shapes). Within two years, TVS expects to produce 90% bar shape and 10% rebar products.

Such shapes are generally sold through steel service centers to light fabricators. They are also sold directly to metal building and roof joist manufacturers. Rounds and squares are sold into the "ornamental iron" market either directly or through service centers as well as fabricators and joist manufacturers.

TVS's shapes are produced to various national specifications, such as those set by the American Society for Testing and Materials. The Company's products are also certified for highway and bridge structures.

     REBAR. Initially, approximately 45% of the products manufactured by TVS will be rebar of varying sizes, from 3/8 inch - 1 3/8 inch (#3 to #11 bar). Rebar and dowel bar are used predominantly in highway and bridge construction and concrete structures such as parking garages. In major projects, the products are sold directly to the rebar fabricator. Rebar is also sold through distributors for use in home construction, driveways, sidewalks and swimming pools. Although considerably lower in sales volume, the rebar sold through distributors commands a higher average selling price. Because the Company intends to emphasize the production of higher margin bar shape, it plans to reduce its production of rebar to 10% of TVS production (and 3% of total company shipments) by 1997.

CUSTOMERS.

Until it discontinued production in November 1994, TVS had over 200 customers in 30 states. The majority of TVS's products (approximately 78% in fiscal 1994) were sold to rebar fabricators and OEMs, while the remainder were sold to steel service centers (approximately 22% in fiscal 1994). More than 70% of TVS's product will be sold to Bayou's existing customer base, as nearly 80% of TVS's customers are currently Bayou customers as well.

     BAR SHAPES. Bar shape products are sold primarily to steel service centers. Major customers for TVS bar shapes are as follows:

     .  O'Neal Steel
     .  AFCO Metals
     .  Chatham Steel
     .  Namasco
     .  Ryerson
     .  Siskin Steel
     .  Jeffrey's Steel
     .  Butler Buildings
     .  Sabel Steel
     .  Infra Metals

Each of the customers listed above are or have been customers of Bayou. Bayou expects to retain such customers' business.

     REBAR. Rebar products are sold primarily to both distributors and fabricators. Major customers for rebar are as follows:

     .  Georgia Pacific
     .  Ambassador
     .  Prime Source
     .  Southco Inc.
     .  O'Neal Steel
     .  Siskin Steel
     .  Jeffrey's Steel
     .  Chatham

     .  Anasteel
     .  Namasco

MARKETING AND DISTRIBUTION.

TVS's mill in east Tennessee fills a geographic void for Bayou. Located midway between Chicago, IL, and Jacksonville, FL, this location expands and opens up new marketing opportunities for the Company. TVS will provide new access for Bayou to the Appalachian states and the lower midwest, plus additional access to the upper midwest, the southeast and the mid-Atlantic. Plus, during economic downturns, TVS's product line can be distributed through Bayou's La Place facility or through its distribution centers in Chicago, Pittsburgh and Tulsa. TVS's location is accessible by all forms of transportation; the plant is in close proximity to two major interstate highways; four miles from a barge dock; and is situated on the main line of Norfolk Southern Railroad.

     RAIL CONTRACT. Bayou has negotiated, but not executed, a contract with the ICG/NS Railroads which would guarantee a competitive fixed rail rate for two years. The railroad would lease and dedicate all-purpose gondolas for use by Bayou to transport billets to TVS. Since these cars will return empty, Bayou is currently negotiating a backhaul rate so that scrap could be purchased in Harriman and transported to La Place at competitive prices or that bar shapes could be transported to La Place for customer distribution in that region.

     BARGE RATE. Bayou has a freight rate of approximately $9 per ton from Bayou to TVS. Bayou has established trucking and handling contracts. Future capital projects should substantially reduce or eliminate these charges.

Bayou plans to market TVS's products through the Company's existing sales team. Bayou plans to sell more than 70% of TVS's product to Bayou's existing customer base, eliminating the need for additional sales administration and billing staff. This immediate acceptance of the product should prevent the Company from being forced to heavily discount the product to buy market share.

COMPETITION.

     BAR SHAPES. Within 18 months, the Company expects that TVS will sell 200,000 tons per year of bar shape products in a market that has ranged between
6.2 and 8.6 million tons during the last 10 years. Competitors in the region are:

     .  Florida Steel at Jackson, TN
     .  SMI at Birmingham, AL
     .  Nucor at Darlington, SC
     .  Birmingham Steel at Jackson, MS
     .  Roanoke Electric at Roanoke, VA
     .  North Star Steel at Wilton, IA
     .  SMI/Owen Steel at Columbia, SC

Florida Steel produces a larger size range at Jackson, TN than TVS. SMI is mainly a structural steel producer. Birmingham, Nucor and Roanoke Electric all are 250-350 miles from TVS and on the fringe of its marketing area. Kentucky Electric Steel, near Ashland, KY, sells some bars but focuses on flats for automotive and truck springs. Marion Steel in Ohio is also on TVS's marketing fringe. While excess capacity of small bars exists in the market, the Company believes that TVS's conversion costs will compare favorably with the competition.

     REBAR. TVS plans to sell 22,000 tons of rebar, or 45% of shipments, in 1995, 50,000 tons, or 32% of shipments, in 1996 and scale back rebar to 21,000 tons, or 10% of shipments, in 1997. The national rebar market ranges between
4.0 - 5.5 million tons. Within a practical marketing radius of 250 miles, the market is approximately 1.8 million tons. The primary competitors are:

     .  Florida Steel at Knoxville, TN
     .  Florida Steel at Charlotte, NC
     .  SCI/Owen Steel at Columbia, SC
     .  Birmingham Steel at Birmingham, AL
     .  New Jersey Steel at Sayreville, NJ

TVS's main competitor will be Florida Steel in Knoxville, TN. Florida Steel, however, fabricates a large portion of its rebar in competition with independent fabricators who are also customers of TVS. Independent fabricators opting not to buy from a competitor may create a significant niche for TVS's rebar.

Small independent rebar fabricators face two recurring issues in securing a steady source of supply of rebar. First, many of the larger minimills do not give these smaller fabricators the same priority in terms of supply or breaks in pricing that they do for their larger customers. This means that the independent fabricators will be scrambling for supply if a mill redirects products to fill an order for a larger, more important customer. Second, the independent fabricators often end up competing against the same companies who are supplying them with their rebar, because several minimills, such as Florida Steel, Owen Electric Steel, SMI, New Jersey Steel and Roanoke Electric Steel, also own their own fabricating operations. Thus, to enhance their competitive position, the independent fabricators often prefer to purchase from an independent source.

BILLET SUPPLY.

With an initial rolling capacity of 250,000 tons, TVS's major raw material is billets. Within the initial 18 months of operations, using Bayou's current capacity and what will be gained from the second furnace, Bayou expects to be able to ship 215,000 tons to the TVS facility. The remaining 23,000 tons of billets required by TVS will be purchased on the open market. While Bayou's production capacity is currently limited by an environmental permit, Bayou is in process of upgrading both the permit and the necessary facilities, and by 1997, should be able to supply 100% of TVS's billet requirements and still sell some billets on the open market. Upon expansion of TVS's capacity to nearly 400,000 tons, Bayou would still supply all of TVS's billet requirements.

The billets will be shipped to TVS by rail at a competitive fixed rate. The Company plans to construct rail spurs to be run into both Bayou's and TVS's billet bays to minimize handling costs.

ENERGY.

     ELECTRICITY. The Company's manufacturing process consumes large amounts of electrical energy. Prior to the shut down, the Company purchased its electricity
from Tennessee Valley Authority ("TVA").   Historically, TVA has had among the
lowest power rates in the country. Bayou expects that it will be able to negotiate a favorable rate with TVA.

     NATURAL GAS. The Harriman, TN, area is served by only two pipelines, (Tennessee Pipeline and East Tennessee Pipeline), both belonging to Tenneco. Currently, TVS does not have a direct interconnect with either pipeline so all gas for the plant must be purchased from a Local Distribution Company ("LDC"). Thus, TVS must pay the wellhead price plus transportation charges and the LDC mark up. Because TVS has no alternative gas supplier, it is paying 50% -65% above the market. Bayou believes this premium adds approximately $1 per ton to TVS's cost structure. However, Southern Natural Gas Pipeline plans to install transmission facilities in the Harriman area by the fall of 1995 which would improve the competitive situation significantly and enable Bayou to purchase gas at more competitive rates.

EMPLOYEES.

In November 1994, TVS employed 222 hourly and 65 salaried employees. The 222 hourly employees were covered by a bargaining contract with the United Steel Workers of America. Of these 287 employees, 120 were employed in the melt shop and 157 were employed in the rolling mill and in support functions. Bayou plans to discontinue the melt shop operations. Initially, Bayou intends to operate only the rolling mill and shipping/receiving operations. It is Bayou's intention to staff these operations with 120 employees, and with planned productivity enhancing capital expenditures, the workforce will decline to approximately 100 within a year. Bayou intends to offer to hourly employees at TVS a competitive wage and benefit package which is estimated to cost approximately $14-$16 per hour. Additionally, Bayou intends to supplement this compensation package with a productivity incentive plan which would pay $3 to $4 per hour based upon specified production targets.

ENVIRONMENTAL MATTERS.

Bayou has engaged Environmental Strategies Corporation ("ESC"), an expert in environmental facility assessment, to perform a comprehensive Phase I environmental review of the facility. Integral to Bayou's Phase I assessment of the TVS facility was a review of reports done by Diversified Scientific Services Inc. ("DSSI") and the Scientific Ecology Group ("SEG"). In 1991, DSSI issued a report based on a Resource Conservation and Recovery Act ("RCRA") Facility Assessment. In 1992, Phase I and II assessments were performed by SEG. Considering the recent nature of these assessments, analytical data on the contaminants of concern should still be valid.

     FACILITY ASSESSMENT. In February 1991, DSSI issued a report based on a RCRA Facility Assessment. This report noted no serious environmental issues that affected the operation of the site or the local environment and populace. This assessment included a site inspection, records review, history of land use and interview data. This assessment did not include any soil or water sampling or extensive asbestos survey.

     SEG ASSESSMENT.

     PHASE I. In the Phase I sampling program, 39 samples were collected to help characterize surface soils, stream sediments and surface waters. The samples were analyzed for total metals, toxicity characteristic leaching procedure metals, total petroleum hydrocarbons ("TPH") and PCBs. Based on the analytical results, certain areas were identified that contained elevated concentrations of metals and TPH.

     PHASE II. In the Phase II sampling program, 23 soil borings (13 of which were converted to shallow ground water monitoring wells) were drilled. Soil samples were taken from the borings and ground water samples were taken from eight of the wells (five wells were dry). Elevated levels of metals and TPH were found in some of the soil borings. The analytical results did not indicate any groundwater contamination.

     SUMMARY. Through ESC's Phase I review, including review of the DSSI and SEG reports, it is evident that some contamination exists. TVS has entered into a Consent Agreement and Order (the "Voluntary Consent Order") under the Tennessee Department of Environmental and Conservation's voluntary clean-up program. The ultimate remedy and clean-up goals will be dictated by the results of human health risk assessment and the ecological risk assessment which are part of a required Remedial Investigation/Feasibility Study. Estimates based on the current Phase I study and the prior Phase I and II sampling indicate that the cost for remediating the affected areas ranges from $350,000 for the lowest cost remedy to $1,800,000 for higher cost remedies. The state has indicated that it is willing to work toward low end costs depending on the risk assessments. If during the remedial investigation significantly more extensive or more toxic contamination is found, then costs could be greater than those estimated. This report will be completed by the closing of this transaction. The definitive asset purchase agreement between Bayou and TVS provides for $2.0 million of the purchase price to be held in escrow and applied to costs incurred by the Company for remediation under the Voluntary Consent Order (with an additional $1.0 million to be held in escrow for one year for such costs and other costs resulting from a breach of TVS's representation and warranties in the agreement).

                                 OPERATING PLAN


BILLET PRODUCTION.

After gaining control of TVS, the Company's operating strategy is to expand its production by combining Bayou's additional low cost melting capacity with TVS's rolling mill. The Company plans to close TVS's melting operations. The currently idle second furnace at Bayou (which has been idle since 1990) will be used to produce billets for processing into bar shapes and rebar at TVS. Initially, Bayou plans to bring its second furnace to 50% of capacity, increasing production tonnage from 550,000 tons to about 736,000 tons. To further increase production, an additional capital expenditure of approximately $10.0 million, primarily for related environmental projects, would be required in conjunction with an environmental permit level upgrade; this project would take approximately 18-24 months to complete. TVS is estimated to need approximately 260,000 tons of billets per year to produce approximately 225,000 tons of bar shapes and approximately 25,000 tons of rebar. The Company believes that TVS's finishing capacity can be increased from the current 250,000 tons to nearly 400,000 tons with certain additional capital expenditures aggregating approximately $10.0 million related to expansion of the reheat furnace. Bayou would then anticipate increasing production from its second furnace, bringing overall production to approximately 940,000 tons. Together, Bayou's and TVS's finishing capacity would use nearly all of the 940,000 tons of billet capacity.

By 1997, the Company plans to supply TVS with 100% of the billets it requires for production (up to 250,000 tons); until that time, TVS's billet requirements beyond Bayou's present capabilities is expected to be purchased in the open market. At times, Bayou's inventory of billets will be in excess of TVS's and Bayou's rolling mill requirements. Bayou intends to sell the excess billets both domestically and worldwide on an occasional and selective basis.

BAYOU'S SHAPE SHIPMENTS, PRODUCTION AND COSTS.

As a result of the capital improvements being made to Bayou's rolling mill, specifically the steel straightener and the off-line sawing system and conveyor, the Company expects to be able to produce an additional 25,000 tons of shapes in La Place. Bayou produced 496,000 tons of structural shapes in fiscal 1994. The steel straightener, together with the off-line sawing system and conveyer, would expand the capacity of the rolling mill and permit the production of light bar shape products (2 inch by 2 inch angles), which historically are products with a strong demand, but which the Company previously dropped from its production schedule due to the rolling mill's inability to produce such products efficiently. Both the North American Free Trade Agreement and the General Agreement on Tariffs and Trade should provide the Company with additional opportunities to sell its products. In the event of an economic downturn, Bayou expects to cycle its products through the production process more quickly so as to be more responsive to market demands. As a result, there will be less product available for sale and inventory should be maintained or reduced.

Bayou's cost structure has recently improved due to production increases and labor cost decreases. The existing low cost structure is anticipated to improve as the capital improvement projects become operational as well as the continuing efforts to improve the labor cost per ton. If the

Company increases production to full two furnace operations, then there should be additional reduction in unit production costs. Likewise, if rolling mill production is expanded, unit production costs should be reduced.

In addition to its focus on reducing costs, the Company plans to enhance its product mix by increasing sales of higher margin shape products. The acquisition of TVS should allow the Company to expand its product line to include a wider variety of bar shape products. With this broad range of product offerings, Bayou expects to be able to provide one-stop shopping to its customers, primarily steel service centers, thus reducing the Company's exposure to an economic downturn affecting any one product or group of products. Moreover, the Company's expanded range of products will be wider than that currently offered by most of Bayou's competitors.

TVS'S SHIPMENTS, PRODUCTION AND COSTS.

At TVS, Bayou is acquiring rolling mill equipment rebuilt in 1993. In its last 12 months of operation, TVS's rolling mill produced nearly 120,000 tons of which 79% was rebar and 21% bar shapes. Bayou intends to emphasize the higher margin bar shape products. Initially, the Company expects to manufacture a product mix of approximately 55% bar shape products, including equal leg angles, channels, flats, rounds and squares. The remaining 45% of the production will be rebar and dowel bar. Additionally, Bayou plans to produce only some of the 70 section sizes which the mill can run so as to concentrate on the higher margin, higher volume sales. Within 24 months, the Company expects to change the product mix at TVS to 90% bar shapes. As the learning curve for the Company improves over the first 18 months, fixed costs should decrease until, when TVS is producing at full capacity of 250,000 tons, management believes that Bayou can convert billets into bar shapes and rebar at TVS for less than the $40 per ton which is competitive in the industry. If the Company increases capacity to 400,000 tons at TVS, then there would be additional reduction in production cost per ton.

Approximately $6 million is expected to be spent on various capital projects in the first 18 months to reduce costs, primarily staffing. Bayou plans to reduce the workforce at TVS from the nearly 300 that previously worked at the mill to under 100 within a year of operations. Bayou plans to add 40 employees to work on its second furnace in La Place to supply billets to TVS. Bayou intends to offer to hourly employees at TVS a competitive wage and benefit package which is estimated to cost approximately $14 - $16 per hour. Additionally, Bayou intends to supplement this compensation package with a productivity incentive plan which would pay $3 to $4 per hour based upon specified production targets.

Bayou plans to ship billets via rail for an estimated $10 - $15 per ton. Initially, extra labor and equipment is expected to be required at both TVS and Bayou until rail spurs can be constructed into the existing billet bays. Bayou plans to upgrade its dock and scrap handling through capital expenditure projects and barge transportation will be reevaluated for total costs.

Bayou plans to put TVS's sales, inventory, cost control and operating systems on the Company's existing systems.